Exhibit 99.2

iBio Passes Commercial Technology Transfer Milestone

NEWARK, DEL., April 22, 2013 – PRNewswire – iBio, Inc. (NYSE MKT: IBIO) today announced the achievement of a critical technology transfer milestone verified by an independent third party laboratory. The validation milestone comprised proof that an independent party, without guidance or assistance from iBio, could use the iBioLaunch™ system to reliably replicate production of commercial yields of targeted biopharmaceuticals including vaccines and therapeutics.

“In light of our recently announced commercial collaborations, this is an important demonstration that our technology can be readily utilized by others for commercialization of their respective products,” said Robert Erwin, iBio’s President. “To prove that, we designed the milestone to require the third party laboratory to implement the iBioLaunch system without assistance from iBio.”

On February 19, iBio announced the grant of a license for the use of its iBioLaunch platform for development and production of a licensee’s proprietary therapeutic product. On April 9, iBio announced another licensee’s commitment for development of a multiproduct commercial facility based upon the iBioLaunch platform.

Although it is now proven that the iBioLaunch system could be employed by third parties even without support or guidance from iBio, iBio’s actual business commitments to its licensees include assisting them to efficiently implement standard operating procedures for the use of iBio’s proprietary technology, and provision of quality assurance and quality control documentation and procedures for product and site-specific implementation. When required, iBio also provides staff training in collaboration with the Fraunhofer USA Center for Molecular Biotechnology, which operates a state-of-the-art cGMP pilot facility in Delaware based on the iBioLaunch platform.

 About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. Additionally, iBio is developing select product candidates that have been derived from the iBioLaunch platform. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The iBioModulator platform is complementary to the iBioLaunch platform and is designed to significantly improve vaccine products with both higher potency and greater duration of effect. The iBioModulator platform can be used with any recombinant expression technology for vaccine development and production. Further information is available at: www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY’S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY’S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY’S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

 Contacts

Robert Erwin,

President

302-355-2335

rerwin@ibioinc.com